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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

        Third Wave Acquisition Corp. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

          1.     The name of the Corporation is Third Wave Acquisition Corp.

          2.     The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 26, 2007.

          3.     This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

          4.     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

          5.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

            FIRST: The name of the corporation is Third Wave Acquisition Corp. (the "Corporation").

            SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            THIRD: Subject to Article SIXTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL"); provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the termination of the Corporation's existence on the Termination Date (as defined below), as such date may be extended pursuant to Paragraph (C) of Article SIXTH, then, on or after such termination of the Corporation's existence, the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article THIRD may not be amended without the affirmative vote of all of the IPO Shares (as defined below) cast at a meeting of stockholders of the Corporation.

            FOURTH: (A) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty-One Million (151,000,000) shares of capital stock, consisting of (i) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) One Million (1,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

            (B)  Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

            (C)  Common Stock. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

            FIFTH: The Corporation's existence shall terminate on                                    , 2010 [24 months from the consummation of the IPO] (the "Termination Date"), unless the Corporation's existence is extended in accordance with Paragraph (B) or (C) of Article SIXTH. This provision may only be amended in connection with, and any such amendment shall only become effective upon, the consummation of a Business Combination or the approval of the Extension Period (as defined below), if any. A proposal to so amend this Article FIFTH shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination or Extension Period pursuant to Paragraph (B) or (C) of Article SIXTH.

            SIXTH: The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination, and may not be amended during the Target Business Acquisition Period (as defined below) without the affirmative vote of all of the IPO Shares cast at a meeting of stockholders of the Corporation. A "Business Combination" shall mean the acquisition by the Corporation of one or more domestic or international operating businesses or assets through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination having collectively a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation's net assets held in trust (net of taxes and amounts permitted to be disbursed for working capital purposes and excluding deferred underwriting discounts and commissions) at the time of the acquisition; provided, however, that any acquisition of multiple operating businesses shall occur contemporaneously with one another ("Target Business"). The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering of securities (the "IPO") up to and including the first to occur of (1) a Business Combination and (2) the termination of the Corporation's existence on the Termination Date, as such date may be extended pursuant to Paragraph (C) of Article SIXTH. For purposes of this Article SIXTH, fair market value shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board of Directors is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria.

            (A)  Immediately after the IPO, the amount specified in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement") at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the "Trust Account"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination and (ii) the liquidation of the Corporation as described in Paragraph (E) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that the Corporation shall be entitled to withdraw (w) such amounts from the Trust Account necessary to satisfy the exercise of stockholder conversion rights in accordance with Paragraph (D) below in connection with the approval of an Extension Period, (x) such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account, (y) up to an aggregate of Five Million Nine Hundred Fifty Thousand Dollars ($5,950,000) of interest income realized on the Trust Account for working capital purposes and (z) up to an aggregate of Fifty Thousand Dollars ($50,000) of interest income realized on the Trust Account to pay the Corporation's expenses of liquidation and dissolution, if necessary, provided that such amount of interest income remains in the Trust Account after the amount specified in clause (x) is withdrawn, in each case in the manner specified in the investment management trust agreement governing the Trust Account.

            (B)  Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type that normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if (i) 40% or more of the IPO Shares, on a cumulative basis (including IPO Shares converted in connection with (a) the stockholder vote, if any, on the Extension Period and (b) the stockholder vote required to approve a Business Combination) are converted as described in Paragraph (D) below or (ii) an amendment to this Amended and Restated Certificate of Incorporation providing for perpetual existence of the Corporation has not been approved by a majority of the outstanding shares of Common Stock entitled to vote at the meeting to approve the Business Combination.

            (C)  If the Corporation has entered into a definitive agreement with respect to a Business Combination prior to the Termination Date and the Board of Directors anticipates that the Corporation may not be able to consummate a Business Combination prior to the Termination Date and determines that it is advisable in its judgment to extend the Termination Date and, accordingly, the time period within which the Corporation may complete a Business Combination to up to 36 months from the consummation of the IPO (the "Extension Period"), a resolution to that effect shall be adopted by a majority of the entire Board of Directors, and the officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on the adoption of such resolution setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such resolution in accordance with the GCL (the "Extension Meeting"). In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may extend the Termination Date and, accordingly, the time period within which the Corporation may complete a Business Combination to up to 36 months from the consummation of the IPO only if approved by a majority of the outstanding shares of Common Stock entitled to vote at the Extension Meeting; provided, however, that the Termination Date shall not be extended if 40% or more of the IPO Shares, on a cumulative basis (including IPO Shares converted in connection with (i) such stockholder vote on the Extension Period and (ii) the stockholder vote required to approve a Business Combination) are converted as described in Paragraph (D) below.

            (D)  In the event that a Business Combination is approved in accordance with Paragraph (B) above and is consummated by the Corporation or the Extension Period is approved in accordance with Paragraph (C) above, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the "IPO Shares") who voted against the Business Combination or the Extension Period, as applicable, may, contemporaneous with such vote, demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after approval of the Extension Period or consummation of the Business Combination, as applicable, convert such shares into cash at a per share conversion price equal to (i) the amount held in the Trust Account less income taxes payable on the interest earned on the Trust Account (calculated, in the case of the Business Combination, as of two business days prior to the consummation of the Business Combination, or, in the case of the Extension Period, as of the date of the Extension Meeting), divided by (ii) the total number of IPO Shares then outstanding; provided, however, that any holder of IPO Shares, together with any affiliates of such holder or any other persons with whom such holder is acting as a "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended as of the date hereof), may collectively only exercise conversion rights with respect to up to 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any exercise of conversion rights in connection with either the stockholder vote required to approve a Business Combination or the stockholder vote required to approve the Extension Period. Shares of Common Stock converted in connection with the vote on the Extension Period and in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit.

            (E)  IPO Shares shall be entitled to receive funds from the Trust Account only (i) in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with (a) the dissolution of the Corporation or (b) the termination of the Corporation's existence on the Termination Date, as such existence may be extended pursuant to Paragraph (C) above, pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) in the event a holder of IPO Shares demands conversion of such IPO Shares in accordance with Paragraph (D) above. In no other circumstances shall IPO Shares have any right or interest of any kind in or to the Trust Account. Common Stock issued prior to the IPO shall not have any right or interest of any kind in or to the Trust Account or to the proceeds of a liquidation or dissolution undertaken in the event that the Corporation fails to consummate a Business Combination.

            (F)  Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise.

            SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (A)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (B)  The Board of Directors shall consist of not less than one or more than nine members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

            (C)  The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

            (D)  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            (E)  Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of at least a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of at least a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

            (F)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            EIGHTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            NINTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

          The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

          Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

            TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

            ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this            day of                                    , 2008.

THIRD WAVE ACQUISITION CORP.

By:
Name: Barry S. Sternlicht Title: Chief Executive Officer

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law